Exhibit 10.1
FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 10th day of May, 2018 (the “Fourth Amendment Execution Date”), by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-Gateway Boulevard LLC), and REVANCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of March 31, 2008 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 31, 2008, that certain Second Amendment to Office Lease and Lease dated as of May 17, 2010 and that certain Amended and Restated Third Amendment to Lease dated as of February 26, 2014 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (“Existing Premises”) from Landlord at 7555 Gateway Boulevard in Newark, California (“Building 2”);
B.WHEREAS, the Existing Premises are located within that certain Project known as “Pacific Research Center” located at 7333-7999 Gateway Boulevard, Newark, California, including the buildings located thereon;
C.WHEREAS, the Existing Premises is located on a portion of the Project commonly referred to as the “North Campus,” which is that part of the Project to the north of Gateway Boulevard comprised of Building 2 and five (5) other buildings commonly referred to as Buildings 1, 3, 5, 6 and 7, together with all appurtenances thereto (collectively, the “North Campus”);
D.WHEREAS, Landlord and Tenant desire to extend the Term (as defined in the Existing Lease) and expand the Existing Premises to include certain space in the building located at 7999 Gateway Boulevard in Newark, California (“Building 7”), which is also located within the North Campus; and
E.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the Fourth Amendment Execution Date, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment. From and after the Additional Premises Commencement Date (as defined below), all references in the Lease to the “Building,” shall mean and refer, individually and/or collectively (as the context may require), to Building 2 and/or Building 7, and the term “Common Area” as it applies to Building 7 shall include all portions of Building 7 that are for the non-exclusive use of the tenants of Building 7 only, and not the tenants of the Project generally, such as service corridors, stairways, elevators, public restrooms and public lobbies.
2.Fourth Amendment Extension Term. The Term of the Lease is hereby extended for twenty-four (24) months and, therefore, the “Term Expiration Date” is hereby amended to mean January 14, 2027. The period commencing on January 15, 2025 and ending on the Term Expiration Date shall be referred to herein as the “Fourth Amendment Extension Term.”
3.Condition of Existing Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Existing Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Fourth Amendment Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Existing Premises for Tenant’s continued occupancy for the Fourth Amendment Extension Term or to pay for any improvements to the Existing Premises.
4.Base Rent for Existing Premises. Base Rent for the Existing Premises shall continue to be payable as set forth in the Existing Lease until the commencement of the Fourth Amendment Extension Term. During the Fourth Amendment Extension Term, monthly and annual installments of Base Rent for the Existing Premises shall be as set forth in the table below:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
1/15/25 - 1/14/26	90,378	$4.68 monthly	$422,969.04	$5,075,628.48
1/15/26 - 1/14/27	90,378	$4.82 monthly	$435,621.96	$5,227,463.52
Except as expressly set forth in this Amendment, all Rent for the Existing Premises shall continue to be payable in accordance with the provisions of the Existing Lease. Although monthly Rent for the Existing Premises shall be calculated separately from the Rent for the Additional Premises, Rent for the entire Premises shall be a single, non-severable obligation.
5.Lease of Additional Premises. Effective as of the Additional Premises Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, certain premises containing approximately eighteen thousand nine hundred forty (18,940) square feet of Rentable Area (as more particularly described on Exhibit A attached hereto, the “Additional Premises”), located on the second (2nd ) floor of Building 7.

5.1Additional Premises Terms. From and after the Additional Premises Commencement Date, the term “Premises” as used in the Lease shall mean the Existing Premises plus the Additional Premises and, therefore, all of the terms, conditions and provisions of the Lease applicable to the Premises generally shall apply to the Additional Premises; provided, however, to the extent of any conflict between the terms, conditions and provisions of the Existing Lease applicable to the Premises generally and the terms, conditions and provisions of this Amendment applicable to the Additional Premises (including, without limitation, the terms, conditions and provisions of Article 5 and Article 6 of this Amendment, together with the Exhibits incorporated therein), the terms, conditions and provisions of this Amendment applicable to the Additional Premises shall control.
5.2Additional Premises Term. The Term with respect to the Additional Premises (the “Additional Premises Term”) shall commence on the Additional Premises Commencement Date (as defined below) and shall thereafter be coterminous with the Term for the Existing Premises, such that the Term with respect to the Existing Premises and the Additional Premises shall expire on the Term Expiration Date (as amended pursuant to Article 2 above).
5.3Condition of Additional Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the Additional Premises Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Additional Premises, including (without limitation) any representation or warranty with respect to the condition of the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for any improvements to the Additional Premises, except for performance of the Additional Premises Tenant Improvements (as defined below). Tenant’s taking of possession of the Additional Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Additional Premises were at such time in good, sanitary and satisfactory condition and repair. The terms, conditions and provisions of Article 4 and Article 5 of the Original Lease shall not apply to the Additional Premises; provided, however, that the definitions of “Force Majeure” and “ADA” set forth therein shall apply to other uses of those defined terms within the Lease applicable to the Additional Premises.
5.4CASp. The Additional Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Additional Premises may be inspected by a CASp to determine whether the Additional Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp.

5.5Additional Premises Base Rent. Commencing as of the Additional Premises Commencement Date, Tenant shall pay to Landlord as Base Rent for the Additional Premises the sums set forth in the table below (subject to adjustments as set forth in Section 5.5 below), each in advance on the first day of each and every calendar month for the duration of the Additional Premises Term. Furthermore, commencing as of the Additional Premises Commencement Date, all references to “Base Rent” in the terms, conditions and provisions of the Original Lease shall mean and refer to Base Rent for the Existing Premises and Base Rent for the Additional Premise, collectively, to the extent such terms, conditions and provisions apply to both the Existing Premises and the Additional Premises.

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent
Months 1 - 2	18,940	$0.00 monthly	$0.00
Months 3 - 12	18,940	$3.10 monthly	$58,714
5.6Additional Premises Base Rent Adjustments. Commencing as of the Additional Premises Commencement Date, Base Rent with respect to the Additional Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent for the Additional Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Additional Premises Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect. Article 9 of the Original Lease shall not apply to the Base Rent for the Additional Premises and any references to Article 9 set forth in the Original Lease with respect to adjustments to Base Rent for the Existing Premises shall mean and refer to this Section 5.6 with respect to adjustments to Base Rent for the Additional Premises.
5.7Additional Premises Additional Rent. Notwithstanding anything to the contrary in the Existing Lease, the term “Additional Rent” as used in the Lease shall, with respect to the Additional Premises only, mean (a) Tenant’s Pro Rata Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) for the Additional Premises, and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of the Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods. Commencing as of the Additional Premises Commencement Date, all references to “Additional Rent” in the terms, conditions and provisions of the Original Lease shall mean and refer to Additional Rent for the Existing Premises and Additional Rent for the Additional Premises, collectively, to the extent such terms, conditions and provisions apply to both the Existing Premises and the Additional Premises.
5.8Additional Premises Signage. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Additional Premises or Building

7 without Landlord’s prior written consent. Signage shall conform to Landlord’s design criteria. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Interior signs on or about entry doors to the Additional Premises and the directory tablet (if any), as well as Building 7 standard lobby and monument signage on the existing monument at Building 7, shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. At Landlord’s option, Landlord may install any Tenant Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor. Section 13.7 shall not apply to Building 7 or the Additional Premises.
5.9Additional Premises Operating Expenses. Notwithstanding anything to the contrary in the Existing Lease, Section 10.1, Section 10.2 and Section 10.4 of the Original Lease shall not apply to the Additional Premises. Rather, Section 10.1, Section 10.2 and Section 10.4 of Exhibit D attached hereto shall apply to the Additional Premises in lieu thereof.
5.10Additional Premises Utilities and Services. Notwithstanding anything to the contrary in the Existing Lease, Article 17 of the Original Lease shall not apply to the Additional Premises. Rather, Article 17 of Exhibit E attached hereto shall apply to the Additional Premises in lieu thereof.
5.11Additional Premises Repair and Maintenance. Notwithstanding anything to the contrary in the Existing Lease, Article 19 of the Original Lease shall not apply to the Additional Premises. Rather, Article 19 of Exhibit F attached hereto shall apply to the Additional Premises in lieu thereof.
6.Additional Premises Tenant Improvements.
6.1Landlord shall use commercially reasonable efforts to tender possession of the Additional Premises to Tenant on January 1, 2019 (the “Estimated Additional Premises Commencement Date”), with the work (the “Additional Premises Tenant Improvements”) required of Landlord described in the Additional Premises Work Letter attached hereto as Exhibit B (the “Additional Premises Work Letter”) Substantially Complete (as defined below). Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Additional Premises Commencement Date for any reason, then (a) neither this Amendment nor Tenant’s lease of the Additional Premises shall be void or voidable, and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. With respect to the Additional Premises Tenant Improvements, the term “Substantially Complete” or “Substantial Completion” means that the Additional Premises Tenant Improvements are substantially complete in accordance with the

Approved Additional Premises Plans (as defined in the Additional Premises Work Letter), except for minor punch list items. Notwithstanding anything in this Amendment (including the Additional Premises Work Letter) to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure. Furthermore, in the event of any Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall have the right to halt any Additional Premises Tenant Improvements and order Landlord’s contractors, subcontractors, consultants, designers and material suppliers to stop work. All references to the “Tenant Improvements” in the Original Lease, other than such references in Article 4 and Article 5 of the Original Lease and the initial Work Letter attached to the Original Lease, shall be deemed to include the Additional Premises Tenant Improvements constructed in accordance with this Amendment. The references to the “Work Letter” in Sections 10.6 and 18.9 of the Original Lease shall mean the Additional Premises Work Letter attached to this Amendment with respect to the Additional Premises Tenant Improvements constructed in accordance with this Amendment.
6.2The “Additional Premises Commencement Date” shall be the later of (a) the Estimated Additional Premises Commencement Date and (b) the day Landlord tenders possession of the Additional Premises to Tenant with the Additional Premises Tenant Improvements Substantially Complete. If possession is delayed by action of Tenant, then the Additional Premises Commencement Date shall be the date that the Additional Premises Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Additional Premises Commencement Date within ten (10) days after Tenant takes occupancy of the Additional Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Additional Premises Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Additional Premises required for the Permitted Use of the Additional Premises by Tenant shall not serve to extend the Additional Premises Commencement Date. All references to the “Term Commencement Date” in the terms, conditions and provisions of the Original Lease shall mean and refer to the Additional Premises Commencement Date to the extent such terms, conditions and provisions apply to the Additional Premises.
6.3Landlord shall endeavor to permit Tenant to enter upon the Additional Premises at least thirty (30) days prior to the Additional Premises Commencement Date for the purpose of installing improvements or the placement of personal property; provided, however, that (a) prior to any such entry, Tenant shall furnish to Landlord evidence satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Article 24 of the Original Lease are in effect with respect to the Additional Premises, (b) such entry shall be subject to all the terms and conditions of the Lease other than the payment of Base Rent (with respect to the Additional Premises only), and (c) if the Additional Premises Commencement Date is delayed due to such early access, then the Additional Premises Commencement Date shall be the date that the Additional Premises Commencement Date would have occurred but for such delay.

6.4Landlord shall cause the Additional Premises Tenant Improvements to be constructed in the Additional Premises pursuant to the Additional Premises Work Letter at a cost to Landlord not to exceed Two Million One Hundred Seventy-Eight Thousand One Hundred Dollars ($2,178,100) (the “Additional Premises TI Allowance”). The Additional Premises TI Allowance may be applied to the costs of (a) construction, (b) project management by Landlord (which fee shall equal three percent (3%) of the cost of the Additional Premises Tenant Improvements, including the Additional Premises TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Additional Premises Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures. In no event shall the Additional Premises TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Notwithstanding anything to the contrary in this Section, Tenant shall be permitted to apply an amount not to exceed Two Hundred Seventeen Thousand Eight Hundred Ten Dollars ($217,810) of the Additional Premises TI Allowance toward “soft” costs related to the Additional Premises Tenant Improvements, including costs related to architectural design, engineering, wiring, cabling and security.
6.5Tenant shall have until the date that is twelve (12) months after the Fourth Amendment Execution Date to expend the unused portion of the Additional Premises TI Allowance, after which date Landlord’s obligation to fund any such costs shall expire. In no event shall any unused Additional Premises TI Allowance entitle Tenant to a credit against Rent payable under the Lease.
6.6The references to “TI Costs” and “Excess TI Costs” in Sections 25.11 and 26.5 of the Original Lease shall mean and refer to the Additional Premises TI Allowance and Excess Additional Premises TI Costs (as defined in the Additional Premises Work Letter), respectively, with respect to any casualty or taking solely affecting the Additional Premises.
7.Rentable Area and Pro Rata Share. Effective as of the Additional Premises Commencement Date, the chart in Section 2.2 of the Original Lease is hereby deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the Additional Premises Commencement Date)
Rentable Area of Premises	90,378 square feet (Building 2) 18,940 (Building 7) 109,318 (Entire Premises)
Rentable Area of North Campus	966,271 square feet
Rentable Area of Project	1,389,517 square feet
Tenant’s Pro Rata Share of Building	100.00% (Building 2) 10.64% (Building 7)
Tenant’s Pro Rata Share of North Campus	9.35% (Building 2) 1.96% (Building 7) 11.31% (Entire Premises)
Tenant’s Pro Rata Share of Project	6.50% (Building 2) 1.37% (Building 7) 7.87% (Entire Premises)

8.Neighboring Properties. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project. Landlord or an affiliate(s) of Landlord currently own other property(ies) adjacent to the Project or its neighboring properties (collectively, “Neighboring Properties”). In connection with Landlord performing services for the Project pursuant to the Lease, similar services may be performed by the same vendor(s) for Neighboring Properties. In such a case, Landlord shall reasonably allocate to each Building and the Project the costs for such services based upon the ratio that the square footage of the Building or the Project (as applicable) bears to the total square footage of all of the Neighboring Properties or buildings within the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Project) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Project). Since the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s), certain Operating Expenses may pertain to the North Campus, and other Operating Expenses to the Project as a whole. Landlord reserves the right in its sole discretion to allocate any such costs applicable to any particular building within the Project to such building, any costs applicable to the North Campus to the buildings comprising the North Campus (including the Building), and other such costs applicable to the Project to each building in the Project (including the Building), with the tenants in each building being responsible for paying their respective proportionate shares of their buildings to the extent required under their leases. Landlord shall allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant.
9.Gross Up. In the event that the Building, North Campus or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building, North Campus or Project, as applicable, to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Building, North Campus or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.
10.Security Deposit. On or before the Fourth Amendment Execution Date, Tenant shall deposit with Landlord an amount equal to One Hundred Fifty Thousand Dollars ($150,000), in the form of cash or L/C Security in accordance with Section 12 of the Original Lease, as an additional Security Deposit under the Lease. From and after the Fourth Amendment Execution Date, the required Security Deposit under the Lease shall be an amount equal to Five Hundred Fifty Thousand Dollars ($550,000). Effective as of the Fourth Amendment Execution Date, Section 12.5 of the Original Lease is hereby deleted in its entirety and shall no longer be of any further force or effect.
11.Additional Insureds. The first grammatical sentence of Section 24.4 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty LLC, BioMed Realty, L.P., BRE Edison L.P., BRE Edison LLC, BRE Edison Holdings L.P., BRE Edison Holdings LLC, BRE Edison Parent L.P. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.”
12.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than T3 Advisors (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, employees, agents, contractor, lenders, mortgagees, ground lessors and beneficiaries, for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

13.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
14.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:
Revance Therapeutics, Inc.
7555 Gateway Boulevard
Newark, California 94560
Attention: L. Daniel Browne
Attention: C. McDowell

15.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
16.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
17.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
18.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
19.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership

By:    /s/ Marie Lewis
Name:    Marie Lewis
Title:    Vice President, Legal

TENANT:
REVANCE THERAPEUTICS, INC.,
a Delaware corporation

By:    /s/ L. Daniel Browne
Name:    L. Daniel Browne
Title:    President and CEO

EXHIBIT A
ADDITIONAL PREMISES

Additional Premises

7999 Gateway Boulevard, Second Floor

EXHIBIT B
ADDITIONAL PREMISES WORK LETTER
This Additional Premises Work Letter (this “Additional Premises Work Letter”) is made and entered into as of the 10th day of May, 2018, by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”), and REVANCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Fourth Amendment to Lease of even date herewith (the “Amendment”), by and between Landlord and Tenant for the Additional Premises (as defined in the Amendment). All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amendment.

1.	General Requirements.
1.1Authorized Representatives.
(a)Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Salil Payappilly as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Additional Premises Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Additional Premises Work Letter. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)Tenant designates Brian Blagg (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Additional Premises Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2Schedule. The schedule for design and development of the Additional Premises Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord (the “Schedule”). The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Additional Premises Work Letter.
1.3Landlord’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Additional Premises Tenant Improvements shall be selected by Landlord.
2.Additional Premises Tenant Improvements. All Additional Premises Tenant Improvements shall be performed by Landlord’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Additional Premises TI Allowance used by Landlord in completing the Additional Premises Tenant Improvements) and in substantial accordance with the Approved Additional Premises Plans (as defined below), the Amendment and this Additional Premises Work Letter. To the extent that the total projected cost of the Additional Premises Tenant Improvements (as projected by Landlord) exceeds the Additional Premises TI Allowance (such excess, the “Excess Additional Premises TI Costs”), Tenant shall advance to Landlord any Excess Additional Premises TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Landlord commences the Additional Premises Tenant Improvements. If Landlord is delayed in commencing the Additional Premises Tenant Improvements due to Tenant’s failure to timely pay the Excess Additional Premises TI Costs to Landlord, Landlord shall be entitled to a day-for-day extension to achieve Substantial Completion of the Additional Premises Tenant Improvements for the period of such delay. If the actual Excess Additional Premises TI Costs are less than the Excess Additional Premises TI Costs paid by Tenant to Landlord, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent obligations, beginning after Landlord has completed the final accounting for the Additional Premises Tenant Improvements. If the cost of the Additional Premises Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess Additional Premises TI Costs with Landlord in the same way that Tenant deposited the initial Excess Additional Premises TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Additional Premises Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Landlord or its contractors as the Additional Premises Tenant Improvements shall be new or “like new,” and the Additional Premises Tenant Improvements shall be performed in a first-class, workmanlike manner.
2.1Additional Premises Work Plans. Landlord shall prepare and submit to Tenant for approval schematics covering the Additional Premises Tenant Improvements prepared in conformity with the applicable provisions of this Additional Premises Work Letter (the “Additional Premises Draft Schematic Plans”). The Additional Premises Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Tenant. Tenant shall notify Landlord in writing within five (5) days after receipt of the Additional Premises Draft Schematic Plans whether Tenant approves or objects to the Additional Premises Draft Schematic Plans and of the manner, if any, in which the Additional Premises Draft Schematic Plans are unacceptable. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If Tenant reasonably objects to the Additional Premises Draft Schematic Plans, then Landlord shall revise the Additional Premises Draft Schematic Plans and cause Tenant’s objections to be remedied in the revised Additional Premises Draft Schematic Plans. Landlord shall then resubmit the revised Additional Premises Draft Schematic Plans to Tenant for approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s approval of or objection to revised Additional Premises Draft Schematic Plans and Landlord’s correction of the same shall be in accordance with this Section until Tenant has approved the Additional Premises Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Additional Premises Draft Schematic Plans that is approved or deemed approved by Tenant without objection shall be referred to herein as the “Approved Additional Premises Schematic Plans.” In the event that (a) Additional Premises Draft Schematic Plans are not approved by Tenant in accordance with this

Section prior to May 1, 2018 (the “Scheduled Approval Date”), and (b) the Additional Premises Tenant Improvements are not Substantially Complete on or before the Estimated Additional Premises Commencement Date, then, notwithstanding anything in the Amendment or this Additional Premises Work Letter to the contrary, (x) Landlord shall be entitled to a day-for-day delay for every day after such date until Additional Premises Draft Schematic Plans are approved by Tenant in accordance with this Section, and (y) the actual Additional Premises Commencement Date shall be the date that the actual Additional Premises Commencement Date would have occurred had Additional Premises Draft Schematic Plans been approved in accordance with this Section on or before the Scheduled Approval Date.
2.2Additional Premises Construction Plans. Landlord shall prepare final plans and specifications for the Additional Premises Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Additional Premises Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Additional Premises Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Additional Premises Construction Plans shall be approved or disapproved by Tenant within five (5) days after delivery to Tenant. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If the Additional Premises Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Additional Premises Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Additional Premises Construction Plans. Promptly after the Additional Premises Construction Plans are approved by Landlord and Tenant, two (2) copies of such Additional Premises Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Additional Premises Construction Plans to all appropriate Governmental Authorities for approval. The Additional Premises Construction Plans so approved, and all change orders specifically permitted by this Additional Premises Work Letter, are referred to herein as the “Approved Additional Premises Plans.”
2.3Changes to the Additional Premises Tenant Improvements. Any changes to the Approved Additional Premises Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Additional Premises Work Letter.
a.Change Request. Either Landlord or Tenant may request Changes after Tenant approves the Approved Additional Premises Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Additional Premises Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Additional Premises Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Additional Premises Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

b.Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
3.Requests for Consent. Except as otherwise provided in this Additional Premises Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Additional Premises Work Letter within five (5) days following Tenant’s receipt of such request. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant.
4. Additional Premises TI Allowance.
4.1Application of Additional Premises TI Allowance. Landlord shall contribute the Additional Premises TI Allowance and any Excess Additional Premises TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Additional Premises Tenant Improvements, in accordance with the Amendment. If the entire Additional Premises TI Allowance is not applied toward or reserved for the costs of the Additional Premises Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Additional Premises TI Allowance. If the entire Excess Additional Premises TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Additional Premises Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Additional Premises Tenant Improvements. Tenant may apply the Additional Premises TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amendment.
4.2Approval of Budget for the Additional Premises Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Additional Premises Work Letter or the Amendment, Landlord shall not have any obligation to expend any portion of the Additional Premises TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Additional Premises Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Additional Premises Tenant Improvements as they become due. Tenant shall promptly reimburse Landlord for costs or expenses relating to the Additional Premises Tenant Improvements that exceed the amount of the Additional Premises TI Allowance.
5.Miscellaneous.
5.1Incorporation of Lease Provisions. Sections 41.3 through 41.10 and Sections 41.12 through 41.17 of the Original Lease are incorporated into this Additional Premises Work Letter by reference, and shall apply to this Additional Premises Work Letter in the same way that they apply to the Lease.

5.2General. This Additional Premises Work Letter shall not apply to improvements other than the Additional Premises Tenant Improvements.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Additional Premises Work Letter to be effective on the date first above written.
LANDLORD:
BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership

By:    /s/ Marie Lewis
Name:    Marie Lewis
Title:    Vice President, Legal

TENANT:
REVANCE THERAPEUTICS, INC.,
a Delaware corporation

By:    /s/ L. Daniel Browne
Name:    L. Daniel Browne
Title:    President and CEO

EXHIBIT C
ACKNOWLEDGEMENT OF ADDITIONAL PREMISES COMMENCEMENT DATE
THIS ACKNOWLEDGEMENT OF ADDITIONAL PREMISES COMMENCEMENT DATE is entered into as of [_______], 20[__], with reference to that certain Fourth Amendment to Lease (the “Amendment”) dated as of [_______], 20[__], by REVANCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), in favor of BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.
Tenant hereby confirms the following:
1.Tenant accepted possession of the Additional Premises for use in accordance with the Permitted Use on [_______], 20[__]. Tenant first occupied the Additional Premises for the Permitted Use on [_______], 20[__].
2.The Additional Premises are in good order, condition and repair.
3.The Additional Premises Tenant Improvements are Substantially Complete.
4.Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Additional Premises.
5.In accordance with the provisions of the Amendment, the Additional Premises Commencement Date is [_______], 20[__].
6.Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.
7.The obligation to pay Rent with respect to the Additional Premises is presently in effect and all Rent obligations on the part of Tenant under the Lease with respect to the Additional Premises commenced to accrue on [_______], 20[__], with Base Rent for the Additional Premises payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
[__]/[__]/[__]-[__]/[__]/[__]	[ ]	$[_______] [monthly][OR][annually]	[ ]	[ ]

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C-1

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Additional Premises Commencement Date as of the date first written above.
TENANT:
REVANCE THERAPEUTICS, INC.,
a Delaware corporation
By:
Name:
Title:

C-2

EXHIBIT D
OPERATING EXPENSES
10.    Operating Expenses.
10.1    The term “Operating Expenses” shall include:
(a)Government impositions, including property tax costs consisting of real and personal property taxes (including amounts due under any improvement bond upon the Building or the Project (including the parcel or parcels of real property upon which the Building, the other buildings in the Project and areas serving the Building and the Project are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Additional Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or arising from Applicable Laws (as defined below) or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Additional Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and
(b)All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project (including the Amenities Building), which shall include (i) Project office rent at fair market rental for a commercially reasonable amount of space for Project management personnel located in the Amenities Building, to the extent an office used for Project operations is maintained at the Project, plus customary expenses for such office, and (ii) fair market rent for the portion of the Amenities Building used in providing the Amenities Building Services, and costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including costs of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements, or as any Lender may require; costs of utilities furnished to the Common Area; sewer fees; cable television; trash collection; cleaning, including windows (including those of the Amenities Building); heating, ventilation and air-conditioning; maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; maintenance of the roof (including that of the Amenities Building); security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies, snow removal and other customary and ordinary items of personal property provided by Landlord for use in Common Area or in the Project office; Project office rent or rental value for a commercially reasonable amount of space, to the extent an office used for Project operations is maintained at the Project, plus customary expenses for such office; capital expenditures; costs of complying with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Additional Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”) (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or costs or fees otherwise required under or incurred pursuant to any CC&Rs, including condominium fees; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel.
(c)Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 10.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 10.1(b)); costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof; costs that are charged to or paid by Tenant under other provisions of the Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; and any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses and all references to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses shall be deemed to include any such excess amounts to be paid by Tenant.

10.2    Tenant shall pay to Landlord on the first day of each calendar month of the Additional Premises Term, as Additional Rent, (a) the Property Management Fee (as defined below) for the Additional Premises, and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses for the Additional Premises with respect to the Building, North Campus and the Project, as applicable, for such month.
(w)The “Property Management Fee” for the Additional Premises shall equal three percent (3%) of Base Rent due from Tenant with respect to the Additional Premises. Tenant shall pay the Property Management Fee in accordance with Section 10.2 with respect to the entire Additional Premises Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. For the first two (2) months of the Additional Premises Term, the Property Management Fee for the Additional Premises shall be calculated as if Tenant were paying Fifty-Eight Thousand Seven Hundred Fourteen Dollars ($58,714) per month for Base Rent with respect to the Additional Premises.
(x)Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Pro Rata Share of Operating Expenses, and the cost of providing utilities to the Additional Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.
(y)Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.
10.4    Tenant shall not be responsible for Operating Expenses for the Additional Premises with respect to any time period prior to the Additional Premises Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Additional Premises prior to the Additional Premises Commencement Date, Tenant shall be responsible for Operating Expenses for the Additional Premises from such earlier date of possession (the Additional Premises Commencement Date or such earlier date, as applicable, the “Expense Trigger Date”); and provided, further, that Landlord may annualize certain Operating Expenses incurred prior to the Expense Trigger Date over the course of the budgeted year during which the Expense Trigger Date occurs, and Tenant shall be responsible for the annualized portion of such Operating Expenses corresponding to the number of days during such year, commencing with the Expense Trigger Date, for which Tenant is otherwise liable for Operating Expenses with respect to the Additional Premises. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses with respect to the Additional Premises shall continue to the latest of (a) the date of termination of the Lease, and (b) the date Tenant has fully vacated the Additional Premises; provided that nothing in this Section 10.4 shall in any way limit Landlord’s remedies under Article 32 of the Original Lease.

EXHIBIT E
UTILITIES AND SERVICES
17.    Utilities and Services.
17.1    Commencing as of the Additional Premises Commencement Date, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Additional Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Pro Rata Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as determined by Landlord) to reflect the actual cost of providing utilities to the Additional Premises. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Pro Rata Share of such utilities to reflect such excess. In the event that the Building, North Campus or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the Building, North Campus or Project (as applicable) to equal Landlord’s reasonable estimate of what such utility usage would have been had the Building, North or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities. Tenant shall not be liable for the cost of utilities supplied to the Additional Premises attributable to the time period prior to the Additional Premises Commencement Date; provided, however, that, if Landlord shall permit Tenant possession of the Additional Premises prior to the Additional Premises Commencement Date and Tenant uses the Additional Premises for any purpose other than placement of personal property as set forth in Section 6.3 of the Amendment to which this Exhibit E is attached, then Tenant shall be responsible for the cost of utilities supplied to the Additional Premises from such earlier date of possession.
17.2    Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure; or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of the Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of the Lease.
17.3    Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Additional Premises during or, if Tenant occupies the Additional Premises after the expiration or earlier termination of the Additional Premises Term, after the Additional Premises Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Additional

Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.
17.4    Tenant shall not, without Landlord’s prior written consent, use any device in the Additional Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Additional Premises based upon Tenant’s Pro Rata Share of the Building, North Campus or Project (as applicable) beyond the existing capacity of the Building, North Campus or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s, North Campus’s or Project’s (as applicable) capacity to provide such utilities or services.
17.5    If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building, North Campus or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.
17.6    Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of the Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence.
17.7    For the Additional Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning (“HVAC”) systems used for the Permitted Use only (“Base HVAC”) and (b) subject to Subsection 17.7(a), furnish Base HVAC as reasonably required (except as the Lease otherwise provides) for reasonably comfortable occupancy of the Additional Premises twenty-four (24) hours a day, every day during the Additional Premises Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services.

EXHIBIT F
REPAIRS AND MAINTENANCE
19.    Repairs and Maintenance.
19.1    Landlord shall repair and maintain the structural and exterior portions and Common Area of Building 7 and the Project, including roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; plumbing; fire sprinkler systems (if any); base Building 7 HVAC systems up to the first damper or isolation valve that serves the Additional Premises (for purposes of clarity, the portion of the HVAC system that includes such first damper or isolation valve and extends into and through the Additional Premises, and any supplemental HVAC serving the Additional Premises shall not be part of the base Building 7 HVAC and shall be Tenant’s obligation to maintain and repair pursuant to Section 19.2 below); elevators; and base Building 7 electrical systems installed or furnished by Landlord.
19.2    Except for services of Landlord, if any, required by Section 19.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Additional Premises (including but not limited to the portion of the HVAC system that includes the first damper or isolation valve and extends into and through the Additional Premises, any supplemental HVAC serving the Additional Premises, and any other systems or equipment exclusively serving the Additional Premises) and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted, and shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests. Tenant shall, upon the expiration or sooner termination of the Additional Premises Term, surrender the Additional Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Additional Premises, and repair any damage to the Additional Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Additional Premises or any part thereof.
19.3    Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Article unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.
19.4    If any excavation shall be made upon land adjacent to or under Building 7, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Additional Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect Building 7 from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under the Lease.

19.5    This Article relates to repairs and maintenance arising in the ordinary course of operation of Building 7 and the Project. In the event of a casualty described in Article 25, Article 25 shall apply in lieu of this Article. In the event of eminent domain, Article 26 shall apply in lieu of this Article.
19.6    Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses.